FOR RELEASE MAY 15, 2003

Contact: Lawrence Pemble

Robert Goodwin

Chindex International, Inc. (301) 215-7777

CHINDEX INTERNATIONAL, INC.

ANNOUNCES RESULTS FOR QUARTER ENDED MARCH 31, 2003

Profitable Period with 40% Revenue Growth

Business Adjustments in SARS Environment

BETHESDA, MARYLAND - May 15, 2003 - Chindex International, Inc. (NASDAQ: CHDX), the leading independent American company providing Western healthcare products and medical services in the People's Republic of China, today announced results for the three month period ended March 31, 2003. The Company's profitable results for the period were highlighted by a 40% increase in revenue over the same period in the prior year and continued profits on operations.

Revenue for the quarter ended March 31, 2003 was $21.8 million with a net profit of $76,000 or earnings per share of $0.08. This compares to revenue of $15.6 million with a net loss of $192,000 or a loss per share of $0.23 for same period in 2002.

"We are pleased to see strong growth in revenues in all segments of the business and consolidated profit on operations as well the bottom line this quarter. The implementation of our long term growth strategy is going well," Roberta Lipson, President and CEO of Chindex commented from Beijing.

"As a healthcare company in China, the SARS epidemic has taken center stage for Chindex in the past several weeks. The ultimate impact on our business is unknown at this time. We expect some delay in revenue in our capital medical equipment and healthcare products distribution segments as our Chinese customers focus on procurement of SARS-related equipment and supplies. I am pleased to say that Chindex has been very active with Chinese government organizations throughout the country in helping to supply many products used in the fight against SARS. We believe this incremental business may serve to offset some of the impact of the delay in other areas. We believe that once SARS is brought under control, normal purchasing will resume.

"Our Beijing United Family Hospital was designated by the Municipality of Beijing as an official "diagnosis and information center" for expatriates in the SARS crisis. While we are not permitted to treat SARS patients at our facilities, we have taken the strictest contagion control measures to ensure the facility remains operational for the routine healthcare needs of our patients. We normally expect a drop in patient visits over the summer months as expatriate families take their annual holiday. We believe this drop will be more extensive this year as families have left Beijing earlier due to SARS. At the same time we have refocused our marketing efforts toward the local Chinese community and have already seen a growth in this kind of new patient visits as a result of that adjustment.

"Throughout the company we are taking steps to control expenses in this period of uncertainty. In the longer term we believe there will be an increased focus on investment in healthcare by the Chinese government with more funds dedicated to upgrading critical hospital systems. Additionally, we believe there will continue to be an increase in international funding available for use by the Chinese healthcare industry, including World Bank and WHO funding of projects. Chindex has been a leader in government-backed financing programs in China for nearly a decade now. Infection control will be a major focus of the ongoing development of the Chinese hospital system; this is an area in which Chindex has been very active for many years as well.

"It is important for us as a healthcare company to react aggressively to the current crisis environment in the best way that we can. At the same time we must keep our longer term perspective in focus. SARS is presenting the entire Chinese healthcare system with a tremendous challenge. I am proud to say that Chindex is meeting that challenge." Lipson concluded.

Chindex is a leading American company in healthcare in the Greater Chinese marketplace including Hong Kong. It provides representative and distribution services to a number of major multinational companies including Siemens AG (diagnostic color ultrasound scanners under the Acuson and Siemens brand names), Becton-Dickinson (including vascular access, infusion and critical care systems), Johnson & Johnson (clinical chemistry analyzers), and Guidant (interventional cardiology products including stents, balloon catheters, and guide wires). Its distribution channels to the retail pharmacy industry in China have been developed through a relationship with a major multinational cosmetics manufacturer. It also provides healthcare services through the operations of its private hospital corporation in China. With twenty-two years of experience, over 600 employees, and operations in the United States, China and Hong Kong, the Company's strategy is to expand its cross-cultural reach by providing leading edge technologies, quality products and services to Greater China's professional communities. Further company information may be found at the Company's websites, www.chindex.comwww.unitedfamilyhospitals.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to the Company's (i) performance goals, including successful conclusion of efforts to secure government-backed financing, (ii) future events and earnings, including revenues from the Company's developmental businesses such as healthcare services, (iii) markets, including growth in demand in China for the Company's products and services, (iv) proposed new operations, including expansion of its healthcare services business, and (v) the impact of the SARS epidemic. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Financial Summary Attached
CHINDEX INTERNATIONAL, INC. CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2003	2002

Total Sales and Service Revenue	$21,849,000	$15,578,000

Cost and Expenses
Cost of Goods and Services Sold	15,147,000	10,922,000
Salaries and Payroll Taxes	3,977,000	3,043,000
Travel and Entertainment	419,000	437,000
Other	2,084,000	1,469,000

Total Costs and Expenses	21,627,000	15,871,000

Income (Loss) from Operations	222,000	(293,000)

Other Income and (Expenses)
Interest Expense	(51,000)	(4,000)
Interest Income	14,000	15,000
Miscellaneous Income, net	(29,000)	(23,000)

Total Other (Expenses)/Income	(66,000)	(12,000)

Income /(Loss)Before Provision for Income Taxes	156,000	(305,000)

(Provision for) Benefit from Income Taxes	(80,000)	113,000

Net Income/(Loss)	$76,000	$(192,000)
Net Income/(Loss) per basic and diluted common share	$0.08	$(0.23)
Weighted average shares outstanding	927,058	852,264